EXHIBIT 99.1

News Release                                                                                                                         c
                                                                                                                                                Craig Manson
                                                                                                                                                Investor Relations
                                                                                                                                                Ceridian Corporation
                                                                                                                                                952/853-6022

                                                                                                                                                Pete Stoddart
                                                                                                                                                Media Relations
                                                                                                                                                Ceridian Corporation
                                                                                                                                                952/853-4278

Ceridian Reports Second Quarter 2007 Results

Second Quarter 2007 Highlights:

•                  Diluted EPS was $.31, including one-time charges of $.02 and an income tax related gain of $.03. Diluted EPS of $.29 for the second quarter of 2006 included an income tax related gain of $.02.

•                  Revenue was $407.7 million, up 5 percent over prior year.

o                 Human Resource Solutions revenue up 0.4 percent, to $274.2 million.

o                 Comdata revenue up 15 percent, to $133.5 million.

•                  HRS and Comdata segment operating margins were 8.4 percent and 28.9 percent, respectively, including the impact of one-time charges.

•                  Cash balance at June 30, 2007 was $386.1 million. Debt balance stands at $89.5 million.

•                  U. S. Department of Defense contract extended through March, 2008.

MINNEAPOLIS, July 26, 2007 — Ceridian Corporation (NYSE: CEN) today reported second quarter 2007 net earnings of $44.6 million, or $.31 per diluted share, on revenue of $407.7 million. For the second quarter of 2006, net earnings were $42.2 million, or $.29 per diluted share on revenue of $388.9 million. For the six months ended June 30, 2007, net earnings were $84.7 million, or $.59 per diluted share, on revenue of $813.5 million. For the six months ended June 30, 2006, net earnings were $78.4 million, or $.53 per diluted share, on revenue of $774.6 million. One-time charges in the second quarter of 2007 related to the Company’s evaluation of strategic alternatives and proxy-related costs totaled $3.8 million pre-tax or $.02 per diluted share.  The Company also recorded an income tax-related gain of $4.0 million, or $.03 per diluted share in the quarter.

“I am pleased with the Company’s financial performance in the second quarter. Earnings exceeded our plan for the quarter, and we are clearly on track toward achieving our financial objectives for the year,” said Kathryn V. Marinello, president and chief executive officer of Ceridian Corporation. “More importantly, I am convinced that the operating management team we have assembled over the past nine months is now in full stride. We have established an operating rhythm that we expect will help drive us toward our goals of double digit top-line growth and industry standard margins over the next few years.”

“We again made substantial progress improving margins in the HRS business,” Marinello continued. “Margins improved 90 basis points compared to the prior year quarter, despite $2.7 million of strategic alternative and proxy-related costs allocated to HRS during the quarter.  We continue to benefit from higher customer retention levels, growth in our float balances, expense reductions and lower legacy pension costs.  As we implement the five point operational plan adopted earlier this year, we expect margin improvement in the HRS business to accelerate over the next three to five years.”

“Top-line growth in the HRS business was close to plan, driven by another strong performance in Canada, growth in customer float balances, and improved customer retention of over 90 percent in the U.S.  However, absolute growth was dampened by approximately 2 percent by two business divestitures that occurred in the past twelve months; relatively weak order activity in the fourth quarter of 2006 and the first quarter of 2007; and by additional revenue deferrals in the quarter of $5.3 million. For the quarter, order growth in HRS was flat against a difficult comparison with the prior year quarter. Float balance growth was strong at 7 percent and the yield was up 15 basis points over the prior year quarter to 4.8 percent.  Higher interest rates contributed about $1.2 million to the top and bottom line performance of the HRS business in the quarter. “

“Comdata posted another solid performance,” Marinello said. “Revenue was up 15 percent, extending Comdata’s string of double-digit top-line growth quarters to thirteen. Overall growth in the transportation segment was in the mid-single digits on a percentage basis, driven primarily by continued expansion into the gasoline fleet market.  Over the road trucking transactions were in line with plan for the quarter, up about 1 percent.  Organic growth in the retail segment was very strong at over 20 percent, driven primarily by robust demand for gift cards.  Comdata’s margins for the quarter were modestly below plan at 28.9 percent, and included strategic alternative and proxy-related charges of $1.1 million. Margins were planned to be lower on a year-over-year basis because of a higher mix of lower margin gift card sales, additional IT investments, and seasonal pressure related to the mall gift card program management business acquired in the fourth quarter of 2006.  Fuel prices had only a modest impact on the quarterly results.  About 30 percent of Comdata’s diesel fuel price exposure for 2007 is covered by derivatives at a price of $2.65 per gallon.”

Cash flow from operations, capital expenditures and depreciation and amortization for the quarter were $0.9 million, $18.9 million, and $21.7 million, respectively.  Cash flow from operations, capital expenditures and depreciation and amortization for the six months ended June 30, 2007, were $59.2 million, $35.0 million, and $43.5 million, respectively. Working capital usage at Comdata was elevated in the first half of the year due to normal seasonality and higher receivables driven by growth in business fleet transactions. Working capital usage at Comdata is expected to be modest in the second half of the year. Option exercises during the quarter totaled 0.8 million shares and generated cash proceeds of $20.8 million.

Stock-based compensation expense for the quarter was $5.5 million pre-tax, or $.02 per share. Stock-based compensation expense in the second quarter of 2006 was $4.1 million pre-tax, or $.02 per share.

Guidance for 2007

Guidance for 2007 is reaffirmed with earnings per diluted share for 2007 expected to be between $1.20 and $1.30, including the one-time charges of $.07 per diluted share incurred during the first and second quarters, and the income tax-related gain of $.03 recorded in the second quarter. This guidance does not include strategic alternative and proxy-related charges that may be incurred in future quarters.

Revenue guidance is also unchanged. Total 2007 revenue is expected to grow 5 percent to 9 percent to a range of $1,650 million to $1,700 million. HRS revenue for the year is expected to grow in the low to mid-single digits on a percentage basis. Comdata revenue is expected to grow in the low to mid-teens on a percentage basis.

HRS segment margins as a percentage of revenue are expected to improve by approximately 150 basis points over 2006, including the one-time charges incurred during the first half. Comdata segment margins as a percentage of revenue are expected to be approximately 30 percent on a percentage basis, including the one-time charges incurred during the first half.

Ceridian Corporation (www.ceridian.com) is a business services company that helps its customers maximize the power of their people, lower their costs and focus on what they do best. The Company serves businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and Employee Assistance Program (EAP) and work-life solutions. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the shareholder proxy contest, proposed merger involving Ceridian and Thomas H. Lee Partners, L.P. and Fidelity National Financial, Inc., the SEC investigation, the prior restatements of our financial statements, the pending shareholder litigation, volatility associated with Comdata’s fuel price derivative contracts and those factors which are discussed in Ceridian’s Annual Report on Form 10-K for the year ended December 31, 2006, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.

###

Schedule A

CONSOLIDATED STATEMENTS OF OPERATIONS	Ceridian Corporation
(Dollars in millions, except per share data)	and Subsidiaries
(Unaudited)

	For Periods Ended June 30,
	Current Quarter		Year to Date
	2007	2006	2007	2006
Revenue	$407.7	$388.9	$813.5	$774.6
Costs and Expenses
Cost of revenue	226.8	213.1	443.6	420.6
Selling, general and administrative	116.4	108.6	236.6	223.5
Research and development	6.5	6.7	13.2	14.7
Loss on derivative instruments	0.1	2.2	1.7	3.1
Other income	(3.8)	(2.5)	(5.1)	(4.0)
Interest income	(5.0)	(4.0)	(9.4)	(8.1)
Interest expense	1.6	1.7	3.1	3.0
Total costs and expenses	342.6	325.8	683.7	652.8

Earnings before income taxes	65.1	63.1	129.8	121.8
Income tax provision	20.5	20.9	45.1	43.4
Net earnings	$44.6	$42.2	$84.7	$78.4

Earnings per share
Basic	$0.31	$0.29	$0.59	$0.54
Diluted	$0.31	$0.29	$0.59	$0.53

Shares used in calculations
(in thousands)
Weighted average shares (basic)	143,397	144,269	142,469	144,880
Dilutive securities	1,951	2,809	2,097	3,074
Weighted average shares (diluted)	145,348	147,078	144,566	147,954

Schedule B

CONDENSED CONSOLIDATED BALANCE SHEETS	Ceridian Corporation
(Dollars in Millions)	and Subsidiaries
(Unaudited)

	June 30, 2007	December 31, 2006
Cash and equivalents	$386.1	$294.7
Trade and other receivables, net	782.8	682.2
Other assets	1,375.1	1,364.0
Total assets before customer funds	2,544.0	2,340.9
Customer funds	4,407.7	4,593.5
Total assets	$6,951.7	$6,934.4
Debt	$89.5	$100.5
Drafts and settlements payable	313.7	269.2
Other liabilities	563.7	596.6
Total liabilities before customer funds obligations	966.9	966.3
Customer funds obligations	4,428.4	4,596.9
Total liabilities	5,395.3	5,563.2
Stockholders’ equity	1,556.4	1,371.2
Total liabilities and stockholders’ equity	$6,951.7	$6,934.4

Schedule C

Ceridian Corporation and Subsidiaries
Revenue Comparisons
(Dollars in millions)
(Unaudited)

	Second Quarter		Six Months YTD
	2007	2006	2007	2006
HRS	$274.2	$273.1	$562.6	$554.4
Comdata	133.5	115.8	250.9	220.2

Total revenue	$407.7	$388.9	$813.5	$774.6

Ceridian Corporation and Subsidiaries
Earnings Comparisons
(Dollars in millions)
(Unaudited)

	Second Quarter
	2007		2006
		% of Segment Revenue		% of Segment Revenue
HRS	$23.1	8.4%	$20.6	7.5%
Comdata	38.6	28.9%	40.2	34.7%
Earnings before interest and taxes	61.7		60.8
Interest, net (not allocated to business units)	3.4		2.3
Earnings before income taxes	$65.1		$63.1

	Six Months YTD
	2007		2006
		% of Segment Revenue		% of Segment Revenue

HRS	$53.3	9.5%	$42.2	7.6%
Comdata	70.2	27.9%	74.5	33.8%
Earnings before interest and taxes	123.5		116.7
Interest, net (not allocated to business units)	6.3		5.1
Earnings before income taxes	$129.8		$121.8